Final

Spacelabs Healthcare, Inc.
Results for Fiscal Year Ended June 30, 2007

Spacelabs Healthcare, Inc. (LSE:SLAB) (the ‘Company’) an international developer, manufacturer and distributor of medical equipment and services, today announces its financial results for the fiscal year ended June 30, 2007.

Financial Highlights for FY 2007

•
Revenue up 6% to $233.2 million (FY 2006: $220.6 million). Excluding revenues attributable to Del Mar Reynolds (“DMR”), acquired in July 2006, underlying revenues decreased by approximately 6% compared to fiscal 2006.

•	Gross profit margin decreased 1.4% to 46.6% (FY 2006: 48.0%).

•
Net income decreased 55% to $3.8 million (FY 2006: $8.4 million); includes impairment, restructuring and other charges of approximately $3.0 million and favorable settlement of lawsuit with GE Finland Oy resulting in one-time gain of approximately $14.4 million.

•
The Company experienced a rebound in the critical North American patient monitoring business in the fourth quarter of this fiscal year.  During the fourth quarter the Company experienced record bookings while also recording underlying organic revenue growth of approximately 8%.

•	Cash and cash equivalents $4.4 million as of June 30, 2007 compared to $8.8 million as of June 30, 2006.

Business Highlights

•	Completed integration and global review of cost structure resulting in approximately $10 million of annualized savings. Cost saving measures included:
o	Consolidation of 5 facilities;
o	Global headcount reduction of approximately 8%;
o	Divested non-core product lines.

•
In July 2006 the Company acquired Del Mar Reynolds, expanding its product portfolio to include diagnostic cardiology solutions while expanding operational presence in the European market and doubling the size of its Clinical Trials Business.

•
The Company remained committed to R&D and expanding its product portfolio; FY 2007 expenditure was $25.1 million (FY 2006: $19.1 million). In fiscal 2007 the Company launched a number of new products, including the following highlighted introductions:

o	In July 2006, the Company announced the launch of seven new state-of-the-art Precision Pressure Control VentilationTM ventilators to its existing anesthesia product line;

o	In October 2006, the Company launched its advanced anesthesia system, BleaseSirius™ and UltraviewSL Perioperative Monitoring Suite in the North American market;

o	In November 2006, the Company announced the launch of its first vital signs monitor targeted specifically at the day surgery center and emerging markets, the MCare 3000;

o	In March 2007, the Company introduced two diagnostic cardiology products, the evo Digital Holter Recorder and Voyager 12-Lead Electrocardiogram (“ECG”) system; and

o	In March 2007, the Company received FDA 510k clearance to distribute its new Cardiology Data Management system, Sentinel in the U.S.

•
In July 2006, Mr. Dave Tilley was appointed as a Director and Mr. Nikhil Mehta was appointed as Chief Financial Officer replacing Mr. Ralph Hunter who had resigned to pursue other professional opportunities.

•	The Company expanded its presence in the emerging markets with the leasing of a new manufacturing facility in China. The facility is expected to begin operations in the second half of fiscal 2008.

•
During the fiscal year, the Company received two awards from Frost & Sullivan. In October 2006, the Company was named the North American Patient Monitoring Company of the Year for 2006 and then in June 2007 the Company received the 2007 Excellence in Technology Award.

Deepak Chopra, Chief Executive Officer of Spacelabs Healthcare, Inc., said:

“The Company experienced a significant rebound in sales in the final quarter of the year.  With a substantial proportion of our restructuring and integration activities behind us, we are optimistic that the resulting lower cost base coupled with the renewed sales momentum will result in a return to consistent profitability in fiscal 2008.  We will continue to identify and take advantage of opportunities to reduce costs, expand our product portfolio and increase our market coverage.”

For further information, please contact:

Spacelabs Healthcare, Inc.
Nikhil Mehta, Chief Financial Officer	Tel: +1 310 349 2237
Jeremy Norton, Director, Investor Relations	Tel: +1 310 717 9182

Piper Jaffray
David Rasouly	Tel: + 44 203 142 8700

Earnings Conference Call Information

Spacelabs Healthcare, Inc. will hold an analyst meeting at 4:00pm GMT on Tuesday September 11, 2007. The meeting will be held at the offices of Piper Jaffray Ltd., One South Place, London, EC2M 2RB. The meeting will be simultaneously webcasted, to listen, please log on www.earnings.com or www.spacelabshealthcare.com and follow the link that will be posted on the front page. A replay of the meeting will be available from 8:00pm GMT on September 11, 2007 until September 25, 2007. The replay may be accessed by visiting either www.earnings.com or www.spacelabshealthcare.com.

This press release and its attachments contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, but not limited to, statements regarding revenues and earnings. The actual results may differ materially from those described in or implied by any forward-looking statement. Other important factors are set forth in the Securities and Exchange Commission filings of OSI Systems, Inc. (NASDAQ: OSIS). All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

Spacelabs Healthcare, Inc.
Fiscal 2007

CEO’S STATEMENT

Introduction

Spacelabs Healthcare is an international developer, manufacturer and distributor of medical equipment including patient monitoring solutions, anesthesia delivery and ventilation systems, diagnostic cardiology solutions and supplies and accessories sold to hospitals, clinics and physicians offices.  Additionally, our Clinical Trials Business collects, interprets, and distributes Electrocardiogram (ECG) and Ambulatory Blood Pressure (ABP) cardiac safety data from clinical trials performed by Clinical Research Organization and pharmaceutical companies.

The Company employs approximately 1,100 people worldwide and has offices in the U.K., Canada, France, Germany, Finland, Singapore, India, China and the U.S.  The Company has a portfolio of established international brand names in both medical devices and medical services such as “Spacelabs,” “Blease,” “Del Mar Reynolds,” and “Hertford Cardiology.”

In July 2006, the Company acquired Del Mar Reynolds (“DMR”), the cardiology division of Ferraris Group PLC. The acquisition expanded Spacelabs Healthcare’s product offering in the hospital market and increased its presence in the UK and European markets. Included within the acquisition was Hertford Cardiology, a UK-based collector and interpreter of cardiac safety data from clinical trials. The Hertford Cardiology business complements the Company’s own clinical trials business - Spacelabs Medical Data - and when combining the two businesses provides the Company with a strong geographic presence in the two largest markets for clinical trials.

OPERATIONAL HIGHLIGHTS

The Company reported revenues of $233.2 million for fiscal 2007, an increase of $12.6 million, or 6% from $220.6 million reported for fiscal 2006.  Excluding revenues attributable to DMR, acquired in July 2006, underlying revenues decreased by approximately 6% when compared to fiscal 2006.

Gross profit margin decreased by approximately 1.4% to 46.6% for fiscal 2007 compared to 48.0% in fiscal 2006, while net income decreased by $4.6 million, or 55%, to $3.8 million for fiscal 2007 from $8.4 million reported in fiscal 2006. The decrease in underlying revenue, gross margin and net income was primarily attributable to weaker than expected patient monitoring sales in the North American market in the first half of the fiscal year.  Net income also benefited from the recognition of a gain arising from the settlement of an outstanding dispute with GE which resulted in a one-time gain of approximately $14.4 million.

The financial results for the fiscal 2007 were adversely impacted by impairment, restructuring and other charges of approximately $3.0 million as the Company took steps in order to integrate the recent acquisition of DMR and to eliminate redundancies in manufacturing and administrative areas. Approximately $10 million of annualized cost savings were implemented by the conclusion of the fiscal year. This included a reduction of approximately 8% of its global workforce and the closing and consolidation of five facilities in multiple locations.

The Company is committed to generating further cost savings throughout the business and will continue to pursue measures in fiscal 2008 to improve our operating performance and overall profitability.

The Company experienced a rebound in the critical North American patient monitoring business in the fourth quarter of fiscal 2007.  During the fourth quarter the Company experienced record bookings while also recording underlying organic revenue growth of approximately 8%.

In order to enhance accountability and to facilitate our global product strategy the Company has restructured into three key areas: North America managed by Joe Davin; Europe, Middle East and Africa (“EMEA”) managed by Gary Grenter and Emerging Markets managed by Nicholas Ong. In July 2006, Dave Tilley was appointed as a Director in addition to his duties as Chief Operating Officer while Nikhil Mehta was appointed as Chief Financial Officer replacing Mr. Ralph Hunter who had resigned to pursue other professional opportunities.

The Company received two awards from Frost & Sullivan in fiscal 2007. In October 2006 the Company was named the North American Patient Monitoring Company of the Year for 2006 and in June 2007 the Company received the 2007 Excellence in Technology Award.

The Company operates in two business segments: (a) Equipment, Service & Supplies and (b) Clinical Trials.

Equipment, Service & Supplies Segment

The Equipment, Service & Supplies Segment develops, manufacturers, and distributes medical equipment including patient monitoring and connectivity solutions, anesthesia delivery and ventilation systems, diagnostic cardiology solutions and supplies and accessories. The products are sold to hospitals, clinics and physicians offices.  This business includes such brand names as, “Spacelabs Medical,” “Blease” and “Del Mar Reynolds.”

In fiscal 2007, the Equipment, Service & Supplies business recorded revenues of $222.9 million, (FY 2006: $215.4 million), representing approximately 96% of the Company’s total revenue.  The increase in revenue in fiscal 2007 was mainly due to the acquisition of Del Mar Reynolds in July 2006. Excluding revenue attributable to Del Mar Reynolds, underlying revenue in fiscal 2007 decreased by 7.5% compared to fiscal 2006.

The Company remains committed to R&D and expanding its product portfolio, increasing its expenditure in fiscal 2007 by approximately $6.0 million to $25.1 million. In fiscal 2007 the Company launched a number of new products, including the following highlighted introductions:

o	In July 2006, the Company announced the launch of seven new state-of-the-art Precision Pressure Control VentilationTM ventilators to its existing anesthesia product line;

o	In October 2006, the Company launched its advanced anesthesia system, BleaseSirius™ and UltraviewSL Perioperative Monitoring Suite in the North American market;

o	In November 2006, the Company announced the launch of its first vital signs monitor targeted specifically at the day surgery center and emerging markets, the MCare 3000;

o	In March 2007, the Company introduced two diagnostic cardiology products, the evo Digital Holter Recorder and Voyager 12-Lead Electrocardiogram (“ECG”) system; and

o	In March 2007, the Company received FDA 510k clearance to distribute its new Cardiology Data Management system, Sentinel in the U.S.

In the third quarter the Company announced that it had completed the divestiture of certain loss-generating non-core operations. These were transferred to OSI Systems, Inc. and accounted for total revenues of approximately $8 million in fiscal year 2006.

The Company is committed to the emerging markets, as evident by the establishment of a new R&D and manufacturing facility in China. The facility, located in Suzhou, China, is expected to begin operations in the second half of fiscal 2008.

Clinical Trials Services Segment

The Clinical Trials Services business provides centralized cardiac safety and diagnostic services, collecting, analyzing, and interpreting ECG and Ambulatory Blood Pressure data for pharmaceutical and biotechnology companies. The businesses, operating as the Spacelabs Healthcare Clinical Trials Division, formerly operated under the trade names “Spacelabs Medical Data” and “Hertford Cardiology.”

In fiscal 2007, the Clinical Trials Services business recorded revenues of $10.3 million (FY 2006: $5.3 million) representing approximately 4% of the Company’s total revenue. The increase in revenue was partly attributable to the inclusion of Hertford Cardiology, which was acquired as part of the DMR acquisition in July 2006, in addition to strong underlying growth in the US business.

The acquisition of Hertford Cardiology enabled the Clinical Trials Services business to offer its customers a full service global core lab solution and increase its geographic presence in the European, Middle Eastern and Asian clinical trials market. This has provided the business with the opportunity to leverage its existing infrastructure while creating back office efficiencies.

Additional highlights for fiscal 2007 include the incorporation of new and innovative technologies to enhance and further differentiate our service offerings. The Company was also appointed as an authorized Mortara E-Scribe ECG Warehouse Value Added Reseller, allowing our clients access to the FDA ECG Warehouse which is used by the agency to assess the cardiac safety of new drugs.

The Business also added an Event Monitoring service offering with the use of a proprietary PDA controller. This advanced service technology allows our customers to receive and evaluate ECGs from virtually any equipment manufacturer.

While this business currently accounts for only a small proportion of the Company’s overall revenues, the Company believes that the business has the potential to experience rapid growth in revenues and an improvement in margins.

FINANCIAL REVIEW

Profit and Loss Account

The Company reported revenues of $233.2 million for fiscal 2007, an increase of $12.6 million, or 6% from $220.6 million reported for fiscal 2006. Excluding revenues attributable to Del Mar Reynolds, acquired in July 2006, underlying revenues decreased by approximately 6%. The Company reported a gross profit margin of 46.6% for fiscal 2007, compared to 48.0% in fiscal 2006. The decrease in revenue and gross profit margin in fiscal 2007 was primarily attributable to weak patient monitoring sales in the North American market.

Selling and General Administrative (“SG&A”) expenses, were $85.3 million for fiscal 2007, an increase of $12.7 million from $72.6 million in fiscal 2006. The increase in SG&A expenses was attributable to the inclusion of Del Mar Reynolds, acquired July 2006.

Research and development expenses were $25.1 million for fiscal 2007, an increase of $6.0 million from $19.1 million reported in fiscal 2006.

The financial results for the fiscal year were adversely impacted by impairment, restructuring and other charges of approximately $3.0 million. These charges were primarily related to the Company’s completed program to generate approximately $10 million of pre-tax annualized cost savings through the integration of recent acquisitions and the rationalization of the Company’s cost structure, the full benefit of which is expected to be realized in fiscal 2008.

Operating loss was $4.7 million for fiscal 2007, a decrease of $18.3 million from $13.6 million of operating income reported in fiscal 2006.

Interest expense in fiscal 2007 was $4.2 million compared to $1.4 million in fiscal 2006.

The tax rate for fiscal 2007 decreased to 33.1%, compared to 36.4% for fiscal 2006 due to a shift in taxable income to lower tax rate countries and to higher R&D tax credits.

Net income for fiscal 2007 was $3.8 million, a decrease of $4.6 million, or 55%, from $8.4 million reported in fiscal 2006.

Balance Sheet

At June 30, 2007, the Company reported total assets of $184.3 million, including cash and cash equivalents of $4.4 million and equity of $58.2 million. The Company has  long-term debt of $32.3 million. The increase in total assets from June 30, 2006 is attributable primarily to the increase in goodwill and intangible assets from the acquisition of Del Mar Reynolds in July 2006.

Cash Flow Statement

For the period, the Company used $4.4 million in cash. Cash provided by operating activities was $11.1 million. Capital expenditures for the period was $5.8 million, an increase from $5.1 million in fiscal 2006. In addition, the Company paid $22.1 million in cash to acquire Del Mar Reynolds, net of cash acquired.   The acquisition was funded by long-term debt.   The net proceeds of the GE litigation settlement were used to reduce outstanding loans to OSI.

SUMMARY AND OUTLOOK

The Company experienced a significant rebound in sales in the final quarter of the year.  With a substantial proportion of our restructuring and integration activities behind us, we are optimistic that the resulting lower cost base coupled with the renewed sales momentum will result in a return to consistent profitability in fiscal 2008.  We will continue to identify and take advantage of opportunities to reduce costs, expand our product portfolio and increase our market coverage.

Deepak Chopra
Chief Executive Officer

The CEO’s Statement above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” and similar words and expressions are intended to identify forward-looking statements. The Company believes that the expectations reflected in the forward-looking statements are reasonable, but those expectations may not prove to be correct. Important factors that could cause our actual results to differ materially from those expectations are disclosed in the Annual Report on Form 10-K of OSI Systems, Inc. (NASDAQ: OSIS) and other documents previously filed or hereafter filed by OSI Systems, Inc. from time to time with the U.S. Securities and Exchange Commission.  All forward-looking statements contained above are qualified in their entirety by this paragraph. Neither the Company nor OSI Systems, Inc. undertakes any obligation other than as may be required under securities laws to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPACELABS HEALTHCARE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,
ASSETS	2007	2006

Current assets:
Cash and cash equivalents	$4,392	$8,809
Accounts receivable, net of allowance for doubtful accounts of $1,552 and $1,412 at June 30, 2007 and 2006, respectively	69,199	64,505
Other receivables	2,085	2,140
Inventories	30,654	33,043
Prepaid expenses and other current assets	2,748	2,338
Deferred income taxes	11,477	4,925
Total current assets	120,555	115,760

Property, plant and equipment, net	13,057	10,280
Goodwill	26,442	5,990
Intangible assets, net	23,510	17,556
Other assets	722	1,518
Total assets	$184,286	$151,104

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Revolving line of credit	$9,275	$-
Current portion of long-term debt and capital leases	4,361	-
Accounts payable	20,419	17,875
Accrued payroll and related expenses	6,269	6,363
Deferred revenue	5,252	3,482
Accrued warranties	3,349	3,397
Income taxes payable	11,946	9,706
Payables to related parties	6,150	13,360
Other accrued expenses and current liabilities	13,126	9,118
Total current liabilities	80,147	63,301

Loan from OSI	13,951	31,810
Long-term debt and capital leases, less current portion	18,410	-
Deferred rent	5,174	5,379
Deferred income taxes	6,507	296
Other long-term liabilities	1,881	1,339
Total liabilities	126,070	102,125

Commitments and contingencies (Note 6 and 9)	-	-

Shareholders’ equity:
Preferred stock, $0.001 par value - 10,000 shares authorized, none issued	-	-
Common stock, $0.001 par value - 250,000,000 shares authorized, 68,099,442 and 67,855,234 shares issued and outstanding at June 30, 2007 and 2006, respectively	68	68
Additional paid-in capital	45,452	41,306
Retained earnings	11,410	7,609
Accumulated other comprehensive income (loss)	1,286	(4)
Total shareholders’ equity	58,216	48,979

Total liabilities and shareholders’ equity	$184,286	$151,104

See accompanying notes to consolidated financial statements.

SPACELABS HEALTHCARE, INC.
CONSOLIDATED INCOME STATEMENTS
 (in thousands, except per share amounts)

	Year ended June 30,
	2007	2006

Revenues	$233,181	$220,627
Cost of goods sold	124,596	114,739
Gross profit	108,585	105,888

Operating expenses:
Selling, general and administrative	85,260	72,587
Research and development	25,055	19,098
Impairment, restructuring and other charges	2,991	624
Total operating expenses	113,306	92,309

Income (loss) from operations	(4,721)	13,579

Interest expense – loan from OSI	1,815	1,384
Interest expense – other	2,375	1
Interest income	(138)	(177)
Other income, net	(14,451)	(805)
Income before provision for income taxes	5,678	13,176

Provision for income taxes	1,877	4,799

Net income	$3,801	$8,377

Earnings per share:
Basic	$0.06	$0.13

Diluted	$0.06	$0.13

Shares used in per share calculation:
Basic	67,981	63,574

Diluted	69,053	64,732

See accompanying notes to consolidated financial statements.

SPACELABS HEALTHCARE, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006
 (in thousands)

	Number of shares	Common Stock	Additional Paid-in Capital	Combined Parent’s Investment	Retained Earnings (Deficit)	Accumulated Other Comprehen-sive Income (Loss)	Total Share-holders’ Equity

Balance, July 1, 2005	-	-	-	$13,544	$(768)	$(706)	$12,070

Comprehensive income:
Net income					8,377		8,377
Reclassification of realized gain on available-for-sale securities, net of tax						(108)	(108)
Foreign currency translation						793	793
Unrealized gain on available- for-sale securities, net of tax						17	17
Total comprehensive income							9,079

Stock transfers	54,390	55	13,489	(13,544)			-
Stock compensation expense			1,551				1,551
Public offering of common stock, net of expenses of $3,451	13,465	13	26,266				26,279

Balance, June 30, 2006	67,855	68	41,306	-	7,609	(4)	48,979

Comprehensive income:
Net income					3,801		3,801
Foreign currency translation						1,404	1,404
Reclassification of realized gain on available-for-sale securities, net of tax						(17)	(17)
Other						(97)	(97)
Total comprehensive income							5,091

Stock compensation expense			1,570				1,570
Exercise of stock options	244		208				208
Push-down of goodwill from OSI			2,368				2,368
Balance, June 30, 2007	68,099	68	45,452	-	11,410	1,286	58,216

See accompanying notes to consolidated financial statements.

SPACELABS HEALTHCARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (in thousands of dollars)

	Year ended June 30,
	2007	2006
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$3,801	$8,377
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,591	4,489
Deferred income taxes	(2,174)	(2,075)
Loss (gain) on sale of assets	144	(280)
Unrealized loss (gain) on foreign exchange contract	24	(475)
Stock compensation expense	1,570	1,551
Write off of in-process research and development	556	-
Other	(357)	(87)

Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	638	(19,630)
Other receivables	1,232	(1,142)
Inventories, net	5,032	5,862
Prepaid expenses and other current assets	160	12
Accounts payable	(774)	(1,407)
Accrued payroll and related expenses	(505)	(858)
Deferred revenue	(647)	(152)
Accrued warranties	(925)	(361)
Income taxes payable	3,529	5,637
Payables to related parties, net	(6,354)	4,177
Other accrued expenses and current liabilities	(1,437)	2,198
Net cash provided by operating activities	11,104	5,836

CASH FLOW FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(5,839)	(5,132)
Proceeds from sale of marketable securities	147	922
Cash paid for Del Mar Reynolds acquisition, net of cash acquired	(22,139)	-
Other	(303)	(380)
Net cash used in investing activities	(28,134)	(4,590)

CASH FLOW FROM FINANCING ACTIVITIES:
Loan repayments to OSI	(16,900)	(25,500)
Net proceeds from public offering of common stock	-	26,279
Proceeds from term loan	25,412	-
Repayments of term loan	(3,630)	-
Net borrowings under revolving line of credit	9,275	-
Repayments of other long-term debt and capital leases	(976)	-
Stock options exercised	208	-
Other	80	-
Net cash provided by financing activities	13,469	779

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(856)	(1,091)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,417)	934
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	8,809	7,875
CASH AND CASH EQUIVALENTS, END OF YEAR	$4,392	$8,809

See accompanying notes to consolidated financial statements.

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2007 AND 2006

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General -- On August 2, 2005, OSI Systems, Inc. (“OSI”) formed Spacelabs Healthcare, Inc. (“Spacelabs Healthcare” or the “Company”), which was the combination of the following OSI Healthcare division subsidiaries:  (a)  Spacelabs Medical, Inc. (U.S.A.) and its affiliates in Canada, China, Finland, France, Germany, Italy, Greece, Singapore and the U.K (collectively, “Spacelabs Medical”); (b) Blease Medical Holdings Limited (U.K.) and its wholly-owned subsidiaries Blease Medical Equipment Limited and Blease Medical Service Limited (collectively, “Blease”); (c) Dolphin Medical, Inc. (U.S.A.) and its subsidiary, Dolphin Medical Products Limited (Singapore), (collectively, “Dolphin Medical”); and (d) Osteometer MediTech, Inc. (“Osteometer”).   OSI is a publicly- traded, vertically integrated, worldwide provider of security and inspection systems, medical monitoring and anesthesia systems and optoelectronic devices and value-added subsystems.

On October 24, 2005, OSI transferred 100% of the shares of Spacelabs Medical, Blease, and Osteometer and the 89% of the shares it owned in Dolphin Medical to Spacelabs Healthcare in exchange for approximately 54.4 million shares of Spacelabs Healthcare common stock (the “Stock Transfer”).  Also on October 24, 2005, Spacelabs Healthcare completed an initial public offering (“IPO”) of its common stock on the Alternative Investment Market (“AIM”) in London.  This IPO resulted in the sale to the public of approximately 13.5 million newly-issued shares of common stock, or 19.8% of the Company, and raised approximately $26.3 million, net of expenses.

Spacelabs Medical is a global manufacturer and distributor of patient monitoring and clinical information systems for use primarily in hospitals.  It designs, manufactures and markets patient monitoring solutions for critical care, emergency and perioperative areas of the hospital, wired and wireless networks and connectivity solutions, ambulatory blood pressure monitors and clinical trials services, all aimed at providing caregivers with instant patient information. Spacelabs Medical is included in the Patient Monitoring/Anesthesia/Cardiology operating segment, except for its Clinical Trials Services business which is included in its own operating segment. Blease is a global manufacturer and distributor of anesthesia delivery systems, ventilators and vaporizers.  Blease sells its products primarily to hospitals for use in operating rooms and anesthesia induction areas as well as in magnetic resonance imaging facilities. Blease also sells its systems and components, such as anesthesia vaporizers and ventilators, directly to pharmaceutical companies and other manufacturers of anesthesia delivery systems. Blease is included in the Patient Monitoring/Anesthesia/Cardiology operating segment. Dolphin Medical designs, manufactures and markets pulse oximetry instruments and compatible pulse oximetry sensors, which are used to non-invasively monitor oxygenation levels in a patient’s blood. Osteometer designs, manufactures and markets x-ray and ultrasound densitometers, which are used to diagnose osteoporosis as well as to provide follow-up bone density measurements. Osteometer is included in the Patient Monitoring/ Anesthesia/Cardiology operating segment.  In January 2007, the Company sold its Osteometer subsidiary and a portion of the Dolphin Medical business to a subsidiary of OSI − see Note 11.   The Company acquired Del Mar Reynolds in July 2006 − see Note 2.  Del Mar Reynolds manufactures and markets cardiac monitoring and diagnostic systems primarily to the hospital market.  In addition, Del Mar Reynolds also offers a core laboratory business that provides clinical trial services to pharmaceutical companies and to clinical research organizations.  Del Mar Reynolds is included in the Patient Monitoring/Anesthesia/Cardiology operating segment, except for its core laboratory business which is included in the Clinical Trial Services operating segment.

Consolidation − The Consolidated Financial Statements include the accounts of Spacelabs Healthcare, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications – Certain reclassifications were made to the prior year financial statements to conform to the current year presentation.

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Cash Equivalents– The Company considers all highly liquid investments purchased with maturity of three months or less as of the acquisition date, to be cash equivalents.

Concentrations of Risk – The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of its cash, cash equivalents and accounts receivable.  The Company restricts investments in cash equivalents to financial institutions with high credit standing.  At June 30, 2007 approximately 60% of the Company’s cash and cash equivalents were held at three financial institutions.  At June 30, 2006 approximately 75% of the Company’s cash and cash equivalents were held at three financial institutions. At times, cash balances may exceed federally insured limits.  Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company’s worldwide customer base.  No one customer accounted for more than 10% of accounts receivable as of June 30, 2007 or 2006 or 10% of revenue for the years then ended.  The Company performs ongoing credit evaluations of its customers’ financial condition and maintains allowances for potential credit losses.

The Company's trade receivables, prior to any allowance for doubtful accounts, were distributed geographically by location of the customer as follows:

	June 30,
	2007	2006
North America	64%	75%
Europe	24	15
Asia – Pacific	3	3
Other	9	7
	100%	100%

As the Company continues to trade internationally, a portion of its receivables are expected to be with customers located in foreign countries. While the Company attempts to secure payments with banking instruments such as letters of credit, some export sales are transacted with credit terms, and therefore collection of receivables is affected by local economic conditions. Also, in the event of default with respect to foreign export sales, collection may be more difficult in foreign countries than in the United States.

The Company depends on single-source vendors for certain integral component parts.  The Company’s largest vendor is a related party that supplies printed circuit board assemblies.   For the years ended June 30, 2007 and 2006, respectively, 19% and 20% of total manufacturing purchases were for printed circuit board assemblies from this related party – see Note 11.    While single-source vendors could be replaced over time, abrupt disruption in the supply of printed circuit board assemblies or other single-source parts could have an adverse effect on the Company's manufacture of the products of which such items are a component.

Accounts Receivable – The Company extends credit to certain customers based upon an evaluation of their credit worthiness.  The Company’s receivables are recorded at the gross sales price and payment discounts are recorded when taken.  The Company does not generally charge interest on past-due balances.  The allowance for doubtful accounts involves estimates based on management’s judgment, review of individual receivables and analysis of historical bad debts. The Company adjusts customer credit limits based upon each customer’s payment history and current credit worthiness, as determined by credit information available at that time. The Company continuously monitors collections and payments from its customers and maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories – Inventories are stated at the lower of cost or market.  Cost is determined on the first-in, first-out method using standard costs. The Company writes down inventory for slow-moving and obsolete inventory based on assessments of future demands and market conditions. If these factors are less favorable than those projected, additional inventory write-downs may be required.   Demonstration inventories represent the Company’s products being utilized in the sales and marketing process. While such inventories are available for sale to customers, some may not be sold within the next twelve months.  Customer service inventories represent spare parts maintained by the Company to fulfill its warranty and service contract obligations. Customer service inventories are generally maintained for seven years following the last commercial shipment of a product.

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Property, Plant and Equipment – Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line basis over the shorter of the useful life of the asset or the lease term.

Goodwill and Other Intangible Assets and Valuation of Long-Lived Assets – Goodwill represents the excess purchase price of net tangible and intangible assets acquired in business combinations over their estimated fair value. Goodwill is allocated to the Company’s segments based on the nature of the product line of the acquired entity.  In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS 141) and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), goodwill is tested for impairment on an annual basis and earlier if there is an indicator of impairment. Furthermore, SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. SFAS 142 requires annual evaluations for impairment of goodwill balances. The Company performs its goodwill impairment tests annually during the second quarter of its fiscal year and earlier if an event or circumstance indicates that impairment has occurred.  There was no goodwill impairment for the fiscal years 2007 and 2006.

In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” the (SFAS 144) Company evaluates long-lived assets, including intangible assets other than goodwill and indefinite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.  An impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets. If impairment does exist, the Company measures the impairment loss and records it based on the discounted estimate of future cash flows.  In estimating future cash flows, the Company groups assets at the lowest level for which there are identifiable cash flows that are largely independent of cash flows from other asset groups. The Company’s estimate of future cash flows is based upon, among other things, certain assumptions about expected future operating performance, growth rates and other factors.

During fiscal 2007, the Company recognized non-cash impairment charges totaling $0.4 million relating to unamortized loan costs  − see note 7.   This amount is included in impairment, restructuring and other charges in the consolidated statement of income. There were no such impairments in fiscal year ended June 30, 2006.

Income Taxes – The Company follows the asset and liability approach whereby deferred income taxes are provided for temporary differences between the financial statement and income tax basis of the Company’s assets and liabilities, based on enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

The Company is part of the consolidated U.S. federal and California state income tax filings of OSI Systems.  The Company files separate state income tax returns for other states.  The Company’s tax expense and deferred taxes as of June 30, 2007 and 2006 and for the years then ended have been computed as if the Company were filing separate, stand-alone, federal and state income tax returns.  Accordingly, any settlement of U.S. federal income taxes payable will be to OSI rather than to the Internal Revenue Service.

Derivative Instruments -- The Company may, from time to time, purchase foreign exchange contracts, in order to attempt to reduce foreign exchange transaction gains and losses, or enter into interest rate swaps. As of June 30, 2006, the Company had a $25.4 million foreign currency forward contract outstanding to buy British pounds in anticipation of the acquisition of Del Mar Reynolds, a global manufacture and distributor of cardiac monitoring systems. Transaction gains during fiscal 2006 included a $0.5 million gain related to this contract. In July 2006, The Company completed the Del Mar Reynolds acquisition and the foreign currency forward contract settled, resulting in a fiscal 2007 loss of $24,000 related to this contract.  As of June 30, 2007, no such foreign exchange contracts existed.

Fair Value of Financial Instruments – The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable and debt instruments. The carrying values of financial instruments, other than debt instruments, are representative of their fair values due to their short-term maturities. The carrying values of the Company’s long-term debt instruments are considered to approximate their fair values because the interest rates of these instruments are variable or comparable to current rates offered to the Company.

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Revenue Recognition – The Company recognizes revenue upon shipment of products when title and risk of loss passes, and when terms are fixed and collection is probable. In accordance with the terms of Staff Accounting Bulletin No. 104, “Revenue Recognition,” and Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” where installation services, if provided, are essential to the functionality of the equipment, the portion of revenue attributable to installation is deferred and recognized when the installation service is provided. In an instance where terms of sale include subjective customer acceptance criteria, revenue is deferred until the acceptance criteria are met. Concurrent with the shipment of the product, the Company accrues reserves for estimated product returns and warranty expenses.  Critical judgments made by management related to revenue recognition include the determination of whether or not customer acceptance criteria are perfunctory or inconsequential. The determination of whether or not the customer acceptance terms are perfunctory or inconsequential impacts the amount and timing of revenue recognized.

Revenues from separate service maintenance contracts are recognized ratably over the term of the agreements.  For other services, service revenues are recognized as the services are performed. Deferred revenue for services arises from advance payments received from customers for services not yet performed.

The Company’s software products are subject to revenue recognition in accordance with AICPA Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"), whereby revenue from multi-element arrangements is allocated to different elements based upon vendor-specific objective evidence.   Revenue from the sale of software licenses is recognized upon shipment as the Company’s software products are deemed to be off-the-shelf and do not require complex implementation.  Revenue from software implementation services is recognized as the services are provided. Software maintenance revenue is deferred and recognized on a straight-line basis over the life of the maintenance agreement.

Shipping and Handling – Amounts billed to customers for shipping and handling costs are included as a component of revenue and the corresponding costs are included in cost of sales in accordance with EITF Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs.”

Research and Development Costs – Research and development costs are charged to operations as incurred. Software development costs are capitalized when a product’s technological feasibility has been established through the date the product is available for general release to customers.  The Company amortizes these costs on a straight-line basis over a five-year period, once it is put into use. No costs were capitalized during the years ended June 30, 2007 and 2006.

In-process Research and Development Costs – In-process research and development costs in the amount of $0.6 million acquired as part of the Del Mar Reynolds acquisition were expensed during the year ended June 30, 2007, and are included in impairment, restructuring and other charges in the consolidated statement of income. Projects that qualify as in-process research and development represent those that had not yet reached technological feasibility and had no alternative future use.

Advertising Costs – The Company expenses advertising costs as incurred. Advertising expense totaled $0.8 million and $0.8 million for the years ended June 30, 2007 and 2006, respectively. Advertising costs are included in selling, general and administrative expenses in the accompanying income statements.

Foreign Currency Translation – The accounts of the Company’s operations in Canada, China and the United Kingdom are maintained in Canadian dollars, Chinese Yuan and British pounds, respectively. The accounts of the Company’s operations in Finland, France, Germany, Greece and Italy are maintained in Euros.  Assets and liabilities are translated into U.S. dollars at rates in effect at the balance sheet date.  Revenues and expenses are translated at weighted average rates during the reporting period. Gains and losses resulting from foreign currency transactions are included in income, while those resulting from translation of financial statements are excluded from income and accumulated as a component of accumulated other comprehensive income (loss).  Transaction gains (losses) of approximately $0.8 million and ($0.3) million were included in operating expenses on the consolidated income statement for the years ended June 30, 2007 and 2006, respectively.

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Accrued Warranties – The Company offers its customers warranties on products sold to them. These warranties provide for repairs and maintenance of its products for a specified time period, typically one year.   Warranties covering software and software products do not include updates or upgrades to software functionality.  Concurrent with the sale of products, a provision for estimated warranty expenses is recorded with a corresponding increase in cost of goods sold. This provision is adjusted periodically based on historical and anticipated experience. Actual expenses of repairs under warranty, including parts and labor are charged to this provision when incurred.

Accrued Product Returns– The Company’s reserve for estimated product returns is based on management’s historical experience and is reviewed and adjusted periodically, as necessary.

Stock-Based Compensation– Effective July 1, 2005, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) using the modified-prospective-transition method. Under this method, share-based compensation cost is measured at the grant date based on the estimated fair value of the award and is recognized as expense over the employee’s requisite service period for all share-based awards granted, modified or cancelled as of July 1, 2005.

Restructuring charges – The Company periodically consolidates processes and facilities of its subsidiaries. The Company records the associated charges as restructuring charges and calculates them in accordance with SFAS No. 144, and SFAS No. 146, “Accounting for Exit or Disposal Activities.” In fiscal year 2007, the Company consolidated facilities of certain businesses and reduced its workforce in the Monitoring/Anesthesia/Cardiology operating segment.  These consolidations resulted in pre-tax restructuring charges of $1.3 million which are included in impairment, restructuring and other charges in the consolidated statement of income.  See Note 6 for additional information about these restructuring charges.

Earnings per share – Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period.  Diluted earnings per share is computed by dividing net income by the sum of the weighted average number of common and dilutive potential common shares outstanding.   Potential common shares consist of shares issuable upon the exercise of stock options using the treasury stock method.

The following table sets forth the computation of basic and diluted earnings per shares for the years ended June 30, 2007 and 2006 (in thousands, except per share amounts):

	Year ended June 30,
	2007	2006
Net income	$3,801	$8,377

Weighted average shares outstanding -- basic	67,981	63,574
Dilutive effect of stock options	1,072	1,158
Weighted average shares outstanding -- diluted	69,053	64,732

Basic earnings per share	$0.06	$0.13

Diluted earnings per share	$0.06	$0.13

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

New Accounting Pronouncements – In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” This Interpretation clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This Interpretation is effective for fiscal years beginning after December 15, 2006 and will be adopted by the Company in the first quarter of fiscal 2008. The Company has not yet determined the impact that this interpretation will have on its Consolidated Financial Statements.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It is effective for fiscal years beginning after November 15, 2007. The Company has not yet determined the impact that this statement will have on its Consolidated Financial Statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities- including an amendment of SFAS No. 115,” (SFAS 159). SFAS No. 159 allows companies to elect to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been chosen are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company has not yet determined the impact, if any, that this statement will have on its Consolidated Financial Statements.

2. BUSINESS COMBINATIONS

Del Mar Reynolds Acquisition -- On July 31, 2006, the Company completed the acquisition of the Del Mar Reynolds Cardiac division of Ferraris Group PLC. This acquisition expands the portfolio of products offered to the hospital market with the addition of cardiac monitoring systems. Del Mar Reynolds also maintained a core laboratory business that provides clinical trial services to pharmaceutical companies and to clinical research organizations.

Pursuant to the terms of the acquisition agreement, the Company made an initial cash payment of $25.9 million, subject to a working capital adjustment and to an adjustment of plus or minus $1.9 million based upon revenue and earnings results for Del Mar Reynolds for the 13-month period ending September 30, 2006.   The agreement also provides for a potential earn-out payment of up to ₤5 million (approximately $10 million) based on revenues of the acquired division for the twelve month period ending on September 30, 2007.  The earn-out amount, if any, is payable in either cash or in the common stock of the Company at the Company’s option.  In September 2006, Ferraris Group PLC paid back $1.7 million in connection with a purchase price adjustment related to the working capital adjustment and in November 2006 it paid an additional $1.9 million as a result of the failure of Del Mar Reynolds to meet its revenue and earnings results for the 13-month period ending September 30, 2006.

The results of operations for Del Mar Reynolds have been included in the consolidated financial statements from the date of acquisition. The total cost of the acquisition, excluding the potential earn-out, was as follows (in thousands):

Cash paid for common stock, net of cash acquired	$24,911
Less refund pursuant to working capital adjustment	(1,694)
Less refund pursuant to 13-month revenue and earnings adjustment	(1,872)
Direct costs	794

Total purchase price	$22,139

As of June 30, 2007, the final purchase price allocation was as follows (in thousands of dollars):

Net liabilities acquired	$(3,197)
In-process research and development costs acquired	561
Identifiable intangible assets acquired	7,567
Goodwill	17,208

$22,139

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

A history of operating margins and profitability, a strong scientific employee base and operations in an attractive market niche were among the factors that contributed to a purchase price resulting in the recognition of goodwill. In-process research and development costs acquired were expensed during the year ended June 30, 2007, and are included in impairment, restructuring and other charges in the consolidated income statement. Projects that qualify as in-process research and development represent those that had not yet reached technological feasibility and had no alternative future use.

During fiscal 2007, the Company paid $1.2 million in connection with severance charges, relocation costs and rent obligations as part of the integration of these business operations and at June 30, 2007, had $2.4 million accrued for additional payments of such amounts.   This amount is included in accrued expenses and other current liabilities in the consolidated balance sheet.

Pursuant to the terms of the acquisition agreement, the Company assumed management retention bonus agreements for key personnel of Del Mar Reynolds.    These bonuses were fully paid during the year ended June 30, 2007 and $0.6 million is included in impairment, restructuring and other charges on the consolidated income statement relating to these agreements.

Supplemental pro-forma disclosures of the results of operations for the fiscal year ended June 30, 2006, as though the Del Mar Reynolds acquisition had been completed on July 1, 2005 are as follows (unaudited, in thousands of dollars, except per share amounts):

Revenue	$253,761
Income before income taxes	$10,264
Net income	$6,525
Earnings per share (basic and diluted)	$0.10

Spacelabs Medical Acquisition -- In March 2004, OSI completed the acquisition of Spacelabs Medical from Instrumentarium Corporation, now a subsidiary of General Electric Company.   In March 2007, the Company, OSI and General Electric Company settled a dispute over the amount of a working capital adjustment relating to this acquisition, resulting in a payment to the Company of $14.4 million, net of legal costs.   The proceeds were used to reduce outstanding loans to OSI and this amount is included in other income in the Company’s consolidated income statement for the year ended June 30, 2007.    Additionally, pursuant to the terms of the purchase agreement, the Company assumed management retention bonus agreements for key personnel of Spacelabs Medical, which were fully paid by fiscal year end June 30, 2006.   Approximately $0.6 million is included in impairment, restructuring and other charges on the consolidated income statement for the year ended June 30, 2006 relating to these retention agreements.

Dolphin Medical Transaction -- In December 2003, Dolphin Medical entered into a stock purchase and option agreement and a distribution agreement with CONMED Corporation (“CONMED”).  Under these agreements, in exchange for $2.0 million in cash, CONMED received a 9% interest in Dolphin Medical, exclusive distribution rights for certain products of Dolphin Medical in the United States and an option to purchase substantially all of the operating assets and liabilities of the Dolphin Medical business related to certain specified products.   In May 2007, Dolphin Medical and CONMED agreed to alter this relationship and replaced the 2003 agreement with a new agreement.  Under the new agreement CONMED acquired ownership of the “Dolphin” trade name and worldwide distribution rights for certain products of Dolphin Medical.   In return, Company received back the 9% ownership interest in Dolphin Medical held by CONMED, the purchase option was terminated and CONMED agreed to pay Dolphin Medical a 10% royalty on all sales of Dolphin branded products it sells for a three-year period.    As a result of the 2007 transaction, the Company recorded a pre-tax gain of $0.4 million and a corresponding increase in goodwill.

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

3.  INVENTORIES

Inventories consisted of the following (in thousands of dollars):

	June 30,
	2007	2006
Raw materials and components	$13,470	$15,627
Work in process	455	971
Finished goods	6,569	6,555
Demonstration inventories	3,775	3,746
Customer service inventories	6,385	6,144
Total	$30,654	$33,043

4.  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands of dollars):

	Estimated	June 30,
	Useful Lives	2007	2006
Equipment	4-8 years	$8,922	$6,101
Leasehold improvements	3-10 years	1,450	1,336
Tooling	3-5 years	1,259	1,719
Furniture and fixtures	4-10 years	2,177	1,554
Computer equipment and software	3-5 years	8,956	5,951
Vehicles	3-5 years	286	57
		23,050	16,718
Less accumulated depreciation and amortization		(9,993)	(6,438)
Total		$13,057	$10,280

Depreciation expense was $4.9 million and $2.9 million for the fiscal years ended June 30, 2007 and 2006, respectively.    Included in equipment and vehicles are approximately $1.0 million of assets under capital leases as of the year ended June 30, 2007.

5.GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the fiscal years ended June 30, 2007 and 2006 are as follows (in thousands of dollars):

Balance as of July 1, 2005	$5,853

Foreign currency translation adjustment	137
Balance as of June 30, 2006	5,990

Goodwill recorded during the period	20,099
Foreign currency translation adjustment	353
Balance as of June 30, 2007	$26,442

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

During the year ended June 30, 2007, OSI repurchased shares in the Company through various open-market transactions.   As a result of these purchases, approximately $2.4 million in goodwill was recognized by the Company with a corresponding increase in additional paid-in capital.

Intangible assets consisted of the following (in thousands of dollars):

	June 30, 2007			June 30, 2006
	Carrying Value	Accumulated Amortization	Intangibles, Net	Carrying Value	Accumulated Amortization	Intangibles, Net
Core technology	$8,364	$2,496	$5,868	$8,153	$1,629	$6,524
Customer relationships/backlog	7,267	1,834	5,433	4,027	892	3,135
Software development costs	1,208	1,134	74	1,998	1,441	557
Patents	388	211	177	417	199	218
Developed technology	5,461	725	4,736	150	148	2

Intangibles, subject to amortization	22,688	6,400	16,288	14,745	4,309	10,436
Tradenames, not amortized	7,222	-	7,222	7,120	-	7,120

Total intangibles	$29,910	$6,400	$23,510	$21,865	$4,309	$17,556

Definite-lived intangible assets are amortized using the straight-line method over their estimated useful lives.  The range of estimated useful lives of the major classes of intangible assets is:

Weighted
Average Lives

Core technology	10 years
Customer relationships/backlog	9.5 years
Software development costs	5 years
Patents	11 years
Developed technology	5 years
Tradenames	Indefinite

Amortization expense for the fiscal years ended June 30, 2007 and June 30, 2006 was $2.7 million and $1.6 million, respectively.

At June 30, 2007, estimated future amortization expense is as follows (in thousands of dollars):

2008	$2,635
2009	2,561
2010	2,561
2011	2,561
2012	2,561
2013 and thereafter	3,409
$16,288

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

6. OTHER ACCRUED EXPENSES AND CURRENT LIABILITIES

Other accrued expenses and current liabilities consisted of the following (in thousands of dollars):

	June 30,
	2007	2006
Sales returns reserve	$4,038	$3,501
Accrued commissions	1,899	2,387
Customer advances	1,405	852
State and local taxes	1,482	494
Restructuring accrual	201	−
Other	4,101	1,884
Total	$13,126	$9,118

During fiscal year 2007, the Company initiated a series of restructuring activities which were intended to realign its global capacity and infrastructure with demand by its customers and thereby improve operational efficiencies.  These activities included reducing excess workforce and consolidating and relocating certain facilities and are included in impairment, restructuring and other charges in the consolidated income statements.    Details of the restructuring activities are as follows (in thousands of dollars):

Balance as of July 1, 2006	$	−

Employee termination costs expensed during the year		1,304
Facility closure costs expensed during the year		82
Total expensed		1,386
Paid during the year		(1,185)
Restructuring accrual balance as of June 30, 2007		$201

7. REVOLVING LINE OF CREDIT, LONG-TERM DEBT AND CAPITAL LEASES

Long-term debt and capital leases consisted of the following at June 30, 2007 (in thousands of dollars):

Five-year term loan due in 2011	$21,782
Capital leases and other	989
22,771
Less current portion of long-term debt	(4,361)
Total long-term debt	$18,410

On July 18, 2006, the Company entered into a syndicated revolving credit and term loan agreement with Bank of the West as lead bank and syndication agent. The agreement provided a $10 million senior revolving line-of-credit, including a letter-of-credit and foreign exchange facility, and a term loan of up to $27.4 million to fund the purchase of Del Mar Reynolds.  The agreement was secured by all the U.S. assets of the Company and by shares of its subsidiaries.  Interest on the loans was based, at the Company’s option, on either the bank’s prime rate, plus up to 0.5%, or LIBOR plus up to 2.5%, with the margin varying based on the Company’s Leverage Ratio (as defined in the agreement).   At June 30, 2007, the weighted average effective interest rate was 8.75% on both the revolving line of credit and the term loan.  The agreement contained various representations, warranties, restrictions on payments of dividends, affirmative, negative and financial covenants, and conditions of default customary for financing of this type. As of June 30, 2007, $9.3 million was outstanding under the revolving line of credit and $21.8 million was outstanding under the term loan.   There was $0.7 million available to borrow on the revolving line of credit at June 30,2007.

On July 27, 2007, the Company terminated the credit agreements with Bank of West and replaced it with a new intercompany loan agreement with OSI − see note 11.   As a result of terminating the Bank of the West credit agreements, $0.4 million of unamortized loan costs were written off as of June 30, 2007.   This amount is included in impairment, restructuring and other charges in the consolidated income statements.

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

At June 30, 2007, scheduled future principal payments are as follows (in thousands of dollars):

2008	$4,361
2009	3,869
2010	3,650
2011	10,891
$22,771

8. INCOME TAXES

For financial reporting purposes, income before provision for income taxes includes the following components (in thousands of dollars):

	June 30,
	2007	2006
United States	$6,847	$12,994
Foreign	(1,169)	182
Total pre-tax income	$5,678	$13,176

The Company’s provision (benefit) for income taxes is composed of the following (in thousands of dollars):

	June 30,
	2007	2006
Current:
Federal	$1,157	$6,217
State	264	321
Foreign	464	473
	1,885	7,011

Change in valuation allowance	−	(137)
Deferred	(8)	(2,075)
Total provision for income taxes	$1,877	$4,799

The Company does not provide for U.S. income taxes on the undistributed earnings of the foreign subsidiaries, as it is the Company’s intention to utilize those earnings in the foreign operations for an indefinite period of time.  At June 30, 2007 and 2006, undistributed earnings of the foreign subsidiaries amounted to approximately $3.6 million and $1.5 million, respectively.  It is not practical to determine the amount of income or withholding tax that would be payable upon the remittance of these earnings.

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Deferred income tax assets (liabilities) consisted of the following (in thousands of dollars):

	June 30,
	2007	2006
Deferred income tax assets:
Net operating loss carryforwards	$4,263	$2,688
Inventory capitalization	2,127	1,463
Accrued bonuses	267	332
Inventory reserves	1,755	1,067
Accrued warranty	1,176	765
Bad debt reserves	508	405
Inter-company profits	1,201	850
Sales returns allowance	142	158
Accrued vacation	601	460
Deferred rent	1,923	852
Other	1,997	1,134
Total deferred income tax assets	15,960	10,174
Valuation allowance	(2,448)	(1,434)
Net deferred income tax assets	13,512	8,740

Deferred income tax liabilities:
Depreciation	(1,372)	(1,518)
Intangible assets	(6,899)	(1,833)
Other	(271)	(760)
Total deferred income tax liabilities	(8,542)	(4,111)

Net deferred income tax assets	$4,970	$4,629

Net deferred income tax assets – current	$11,477	4,925
Net deferred income tax liability – non-current	(6,507)	(296)
	$4,970	$4,629

The Company has established a valuation allowance in accordance with the provisions of SFAS No. 109.  The valuation allowance relates to the net operating loss of a subsidiary, subject to Separate Return Limitation Year (“SRLY”) rules, and net operating losses of certain foreign operations.  The SRLY net operating loss totals $4.1 million and expires beginning in 2013 through 2017.   The increase in the valuation allowance for the year ended June 30, 2007 was due to valuation allowances established on net operating loss carryforwards acquired as part of the Del Mar Reynolds acquisition.  Future utilization of these operating loss carryforwards will reduce goodwill.  The acquired net operating losses do not expire. The decrease in the valuation allowance for the year ended June 30, 2006 was $0.1 million and was due to current year utilization of prior year net operating losses in foreign jurisdictions.  The Company continually reviews the adequacy of valuation allowances and releases the allowances when it is determined that is more likely than not that the benefits will be realized.

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

The combined effective income tax rate differs from the federal statutory income tax rate due primarily to the following (in thousands of dollars):

	June 30, 2007		June 30, 2006
	US dollars	%	US dollars	%

Provision for income taxes at US federal statutory rate	$1,987	35.0	$4,610	35.0
State income taxes, net of federal benefit	264	4.6	318	2.4
Research and development tax credits	(546)	(9.6)	(88)	(0.7)
Foreign income subject to tax at other than U.S. federal Statutory rate	(182)	(3.2)	27	0.2
Non-deductible expenses	354	6.3	243	1.8
Domestic Production tax benefit	−	−	(174)	(1.3)
Changes in valuation allowance	−	−	(137)	(1.0)
	$1,877	33.1	$4,799	36.4

9. COMMITMENTS AND CONTINGENCIES

The change in accrued warranties for the years ended June 30, 2007 and 2006 is as follows (in thousands of dollars):

Balance as of July 1, 2005	$3,706

Additions - charged to cost of sales	2,531
Reductions for warranty repair costs	(2,840)
Balance as of June 30, 2006	3,397

Additions - charged to cost of sales	2,624
Increases as a result of Del Mar Reynolds acquisition	439
Reductions for warranty repair costs	(3,111)
Balance as of June 30, 2007	$3,349

Operating leases -- The Company leases certain property and equipment under long-term operating leases expiring on various dates through 2014, some of which contain renewal options. Certain of these leases contain clauses for escalations and payment of real estate taxes, maintenance, insurance and certain other operating expenses of the properties. Net rental expense under these leases was $6.5 million and $6.5 million for the years ended June 30, 2007 and 2006, respectively.

Minimum aggregate future rentals are as follows (in thousands of dollars):

2008	$7,521
2009	6,636
2010	5,786
2011	5,153
2012	4,838
2013 and thereafter	11,696
$41,630

Contingent Acquisition Obligation -- In February 2005, the Company acquired Blease Medical Holdings Limited and certain affiliated companies for approximately $9.3 million in cash (net of cash acquired), including acquisition costs. For the three years following the close, contingent consideration is payable based on Blease’s net revenues, provided certain requirements are met. The contingent consideration is capped at £6.25 million (approximately $12.1 million as of December 31, 2006). As of June 30, 2007, no contingent consideration has been earned.

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Letters of credit -- The Company has an arrangement with a bank in the United States that provides for up to $0.1 million in letters of credit and $0.4 million in overdrafts borrowings. The overdraft borrowings portion bears interest at the bank’s prime rate (8.25% at June 30, 2007) plus 3%. There were no outstanding letters of credit or outstanding amounts under the overdraft borrowing portion of the facility as of June 30, 2007 or 2006. The facility is collateralized by a guarantee from OSI.

Litigation -- In March 2004, certain individuals named Spacelabs Medical, OSI and a hospital in a petition claiming that the individuals suffered injuries in March 2003 caused, in part, by a defective monitoring system manufactured by Spacelabs Medical.   OSI has been dismissed from the action.  The amount of the claim has not yet been specified.

In April 2004, certain individuals named Spacelabs Medical, as well as several other defendants, in a petition that alleges, among other things, that a product possibly manufactured by Spacelabs Medical failed to properly monitor a hospital patient thereby contributing to the patient’s death in November 2001. The amount of the claim has not yet been specified.

In accordance with SFAS No. 5, “Accounting for Contingencies,” the Company has not accrued for loss contingencies relating to the above matters because it believes that, although unfavorable outcomes in the proceedings or unasserted claims may be possible, they are not considered by management to be probable or reasonably estimable.  If one or more of these matters are resolved in a manner adverse to the Company, the impact on the Company’s results of operations, financial position and/or liquidity could be material.

Various lawsuits and claims are pending against the Company, including product liability claims which are generally covered by insurance policies. Although the outcome of such lawsuits and claims cannot be predicted with certainty, the expected disposition thereof will not, in the opinion of management both individually and in the aggregate, result in a material adverse effect on the Company's results of operations and financial position.

10. STOCK-BASED COMPENSATION

Stock-based-compensation expense has been recorded in the consolidated statements of income for the years ended June 30, 2007 and 2006 as follows (in thousands):

	Year ended June 30,
	2007	2006
Cost of goods sold	$176	$233
Selling, general and administrative	1,291	1,192
Research and development	103	126
Stock based compensation expense before taxes	1,570	1,551
Related income tax benefit	(518)	(565)
Stock based compensation, net of estimated taxes	$1,052	$986

As of June 30, 2007, total unrecognized compensation cost related to non-vested share-based compensation arrangements amounted to $1.1 million.  The Company expects to recognize this cost over a weighted-average period of 1.7 years.

Employee Stock Purchase Plan

Certain of the Company’s U.S. employees are eligible to participate in OSI’s employee stock purchase plan.   Under this plan, as discussed further in Note 12, eligible employees may purchase a limited number of shares of OSI common stock at a discount of up to 15% of the market value of such stock at pre-determined, plan-defined dates.   The Company recognized $0.3 million and $0.2 million in compensation expense associated with this plan for the years ended June 30, 2007 and 2006, respectively.

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Stock Option Plans

 2005 Spacelabs Healthcare Plan—The Company established the 2005 Spacelabs Healthcare Plan in October 2005 under which it authorized the grant of up to 10,000,000 shares of Spacelabs Healthcare common stock. Under the 2005 Spacelabs Healthcare Plan, the Company may grant to employees, including those of its subsidiaries, consultants and to the non-employee directors of Spacelabs Healthcare, incentive or nonqualified options to purchase shares of Spacelabs Healthcare common stock. Stock options granted under this plan may not be exercised more than ten years after the date of grant.

The Company estimates the fair value of each option award as of the date of grant using a Black-Scholes option pricing model that uses assumptions detailed in the table below. The Company based expected volatilities on the historical volatilities of the publicly traded common stock of a select peer group of companies that are similar to Spacelabs Healthcare. The Company has determined the expected term assumption under the “Simplified Method” as defined in SAB 107, as it lacks historical data and is unable to make reasonable expectations regarding future exercise patterns. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

The Company determined the fair value of the options issued during the years ended June 30, 2007 and 2006, respectively, on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	June 30,
	2007	2006

Expected dividend	0%	0%
Risk-free interest rate	4.5%	4.6%
Expected volatility	37.8%	44.2%
Expected life (in years)	3.6	3.6

The following table summarizes the 2005 Spacelabs Healthcare Plan’s stock option activities for the years ended June 30, 2007 and 2006:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($000)
Outstanding – July 1, 2005	-
Granted	390,000	$2.46
Converted into Plan	5,215,452	1.29
Exercised	(2,543)	1.05
Canceled	(128,790)	1.14

Outstanding – June 30, 2006	5,474,119	$1.37	3.3	$5,290
Granted	997,200	2.11
Exercised	(282,682)	1.10
Canceled	(327,087)	1.43

Outstanding – June 30, 2007	5,861,550	$1.50	2.7	$1,096

Exercisable – June 30, 2007	3,294,545	$1.23	2.1	$955

The per-share weighted-average grant-date fair value of stock options granted under the 2005 Spacelabs Healthcare Plan was $0.72 and $1.00 for the years ended June 30, 2007 and 2006, respectively.  The intrinsic value of option exercises under the 2005 Spacelabs Healthcare Plan during the fiscal years ending June 30, 2007 and 2006 was $290,000 and $4,000, respectively.    As of June 30, 2007, there were 3,583,225 shares available for grant.

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

2004 Spacelabs Medical Stock Option Plan— Through March 6, 2006, the Company maintained a stock option plan for its Spacelabs Medical subsidiary.  The 2004 Spacelabs Medical Stock Option Plan was established in April 2004 and authorized the grant of up to 12,500,000 shares of Spacelabs Medical common stock in the form of nonqualified options. On March 6, 2006, all 9,485,621 outstanding options under the 2004 Spacelabs Medical Stock Option Plan were converted into options under the 2005 Spacelabs Healthcare Plan. As a result of this conversion, no additional compensation expense was required to be recognized for the year ended June 30, 2006. The Company does not expect to make any future grants under the 2004 Spacelabs Medical Stock Option Plan.

The Company estimated the fair value of each stock option award as of the date of grant, using a Black-Scholes option pricing model that uses assumptions detailed in the table below. The Company based expected volatilities on the historical volatilities of the publicly traded common stock of a select peer group of companies that are similar to Spacelabs Medical. The Company has determined the 2006 expected term assumption under the “Simplified Method” as defined in SAB 107, as it lacks historical data and is unable to make reasonable expectations regarding future exercise patterns. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

The Company determined the fair value of options issued during the fiscal year 2006 on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Expected dividend	0%
Risk-free interest rate	3.3%
Expected volatility	51.0%
Expected life (in years)	3.6

 The following summarizes stock option activity for the fiscal year ended 2006:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($000)

Outstanding – July 1, 2005	7,923,500	$0.70
Granted	739,000	1.10
Converted into Plan	1,065,680	0.58
Exercised	-	-
Canceled	(242,559)	0.70
Converted out of Plan	(9,485,621)	0.72

Outstanding – June 30, 2006	-	$-		$-

Exercisable – June 30, 2006	-	$-		$-

The per-share weighted-average grant-date fair value of stock options issued under the 2004 Spacelabs Medical Stock Option Plan was $0.45 for the year ended June 30, 2006. No option-holders under the 2004 Spacelabs Medical Stock Option Plan exercised their options during the year ended June 30, 2006.

In fiscal year 2006, 30,529 OSI options granted to Company employees were converted into 1,065,680 options under the 2004 Spacelab Medical Stock Option Plan. As a result of the conversion, the Company recognized additional compensation expense of $0.2 million for the year ended June 30, 2006.

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

11. RELATED-PARTY TRANSACTIONS

Loan from OSI − OSI provides loans to the Company for working capital needs and to fund acquisitions under a loan agreement dated October 24, 2005.   Interest accrues on the outstanding balance of the loan at LIBOR plus 1.65% (7.02% at June 30, 2007).   OSI may call for full or partial repayment of the loans with a notice period of 367 days.  As notice from OSI has not been provided as of June 30, 2007, the loans are recorded as long term on the accompanying consolidated balance sheet.  Interest expense on the loan totaled $1.8 million and $1.4 million for the years ended June 30, 2007 and 2006, respectively.

On July 27, 2007, the Company replaced its Bank of the West credit facility and its October 24, 2005 OSI loan with an expanded and revised intercompany credit agreement with OSI.   The new credit agreement provides a $27 million term loan, a $14 million term loan and a $10 million revolving loan.    The $27 million term loan bears interest at a rate of LIBOR plus 2.25% and is repayable in increasing quarterly installments over five years with the remaining balance due in July 2012.    The $14 million term loan bears interest at LIBOR plus 1.65% and may be called by OSI for repayment with 367 days notice.    Borrowings up to $5 million on the revolving line bear interest at LIBOR plus 2.25% and borrowings in excess of $5 million bear interest at LIBOR plus 4%.   The revolving loan expires the earlier of July 2012 or the expiration of OSI’s credit agreement with its lender Wachovia Bank.    The Company paid a $0.4 million loan fee to OSI in July 2007 in connection with the setup of the new credit agreement.

Sale of business − In January 2007, the Company sold its Osteometer subsidiary and a portion of the Dolphin Medical business to a subsidiary of OSI for approximately $1.0 million, which equaled the net book value of the assets sold.    These businesses accounted for approximately $8.2 million of revenue in fiscal year 2006.  Management estimates that the fair values of the sold businesses approximated their net book values.   No gain or loss was recorded on this transaction.

Allocations -- All operating expenses associated with the Company are included in the accompanying consolidated financial statements, including expenses incurred by OSI on behalf of the Company.   Certain corporate expenses incurred by OSI that are not practicable to be specifically identified as costs of the Company, which include human resources, treasury, accounting, information technology and executive officer costs, have been allocated by OSI.  Management has allocated these costs based on percentage estimates of time or departmental effort devoted to working on Company related matters in relation to overall OSI matters.  Allocated costs of $1.7 million and $1.6 million for the years ended June 30, 2007 and 2006, respectively, are included in selling, general and administrative expenses in the accompanying consolidated income statements.  Management of the Company believes these methods of allocation are reasonable, and approximate what these expenses would have been on a stand-alone basis.

Supply arrangements -- Spacelabs Medical purchases printed circuit board assemblies and accessories from other subsidiaries of OSI.  Dolphin Medical purchases sub-assemblies and finished goods from various OSI subsidiaries. For the years ended June 30, 2007 and 2006, inventory purchases from OSI affiliates were $21.8 million and $17.0 million, respectively.  Management of the Company believes the costs of these purchases are equivalent to what the Company could purchase from third party suppliers.  As of June 30, 2007 and 2006, the Company’s related party payable under the supply arrangements was $3.2 million and $4.3 million, respectively.

Manufacturing and office facilities -- Certain of the Company’s businesses share manufacturing and office space with OSI and its subsidiaries. The cost of these facilities is charged to the Company based on square-footage of the shared facility. The amounts charged to the Company for the years ended June 30, 2007 and 2006 were $0.5 million and $0.6 million, respectively.

Insurance -- The Company is covered under OSI’s various liability and property insurance coverages.  The actual costs of these coverages are charged to the Company on a specific identification basis.  The amounts charged to the Company for the years ended June 30, 2007 and 2006 were $2.0 million and $1.8 million, respectively.

Other -- OSI and certain of its subsidiaries perform other activities on behalf of the Company including accounting, legal, information technology, and engineering.  For the years ended June 30, 2007 and 2006, OSI charged the Company $0.1 million and $0.4 million, respectively, related to these services based on the actual costs of the services provided.  In addition, Spacelabs Medical also performs certain activities on behalf of OSI and certain of its subsidiaries.  Spacelabs Medical charged OSI $0.2 million and $0.2 million for these services during the years ended June 30, 2007 and 2006, respectively.

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Tax sharing agreement – On October 24, 2005, the Company entered into a tax sharing agreement with OSI. The agreement becomes effective once OSI’s ownership interest in the Company falls below 80% whereby the Company will no longer be able to be included in OSI’s consolidated U.S. federal income tax return.  The terms of this agreement assign responsibility to the Company for all taxes arising in the pre-separation period attributable to the Company.  OSI will retain, and indemnify the Company for, among other things, the tax liabilities incurred as a result of transferring assets to the Company.  Any other separation-related tax liabilities generally will be paid by the party legally responsible and OSI and the Company agreed to cooperate in the resolution of such taxes.  The tax sharing agreement also deals with the allocation of obligations and responsibilities in connection with certain administrative matters relating to taxes.

12. EMPLOYEE BENEFIT PLANS

Defined contribution plan -- The U.S. employees of the Company are eligible to participate in OSI’s qualified employee retirement savings plan. The plan provides for a contribution by the Company, which is determined annually by the Board of Directors. In addition, the plan permits voluntary salary reduction contributions by employees.  The Company contributed $0.5 million and $0.7 million to the plan for the fiscal years ended June 30, 2007 and 2006, respectively.

OSI employee stock purchase plan -- The U.S. Employees of the Company who have been regular employees for at least six months and who meet certain other criteria, are eligible to purchase shares of OSI Common Stock through regular payroll deductions. The plan is administered by the Board of Directors of OSI or a committee of the board and qualifies as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code.  The Company’s liability to the plan was $0.3 million and $0.3 million at June 30, 2007 and 2006, respectively, representing payroll deductions from the Company’s employees that have not yet been used to purchase OSI Common Stock.

Defined beneft plan– As a result of the Del Mar Reynolds acquisition, the Company sponsors a defined benefit pension plan for certain employees in Germany.   As of June 30, 2007, the Company adopted the provisions of FAS 158, which requires the Company to recognize the overfunded or underfunded status of its defined benefit pension plan.   The adoption of FAS 158 was not material to the Company’s consolidated financial statements.   Further, as the obligation under the defined benefit plan is not material, the associated disclosures have been omitted from the consolidated financial statements.

13. SEGMENT INFORMATION

The Company operates in two reportable segments as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“FAS 131”). The Equipment, Services and Supplies reportable segment includes two operating segments Patient Monitoring/Cardiology/Anesthesia and Dolphin Medical. The Clinical Trial Services reportable segment includes the Company’s medical data services business.  The Patient Monitoring/Cardiology/Anesthesia and Dolphin Medical operating segments have been aggregated pursuant to the rules of FAS 131. The aggregated businesses provide products and services within the medical products market and have similar economic characteristics, including similar operating margins.  The businesses have similar production processes, similar types and classes of customers, and sell through similar distribution channels. In addition, the different businesses operate within the same overall regulatory environment.   The accounting policies of the two reportable segments are identical to the policies in Note 1.  There were no inter-segment revenues during the fiscal years ended June 30, 2007and 2006.

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

The following tables present the operations and identifiable assets by segment (in thousands):

	Equipment, Services & Supplies	Clinical Trial Services		Total

Year ended June 30, 2006:
External customers revenue	$215,377		$5,250	$220,627
Income (loss) from operations	$14,157		$(578)	$13,579
Goodwill	$5,990	$	−	$5,990
Total assets	$147,104		$4,000	$151,104
Capital expenditures	$3,408		$1,724	$5,132
Depreciation and amortization expense	$4,276		$213	$4,489

Year ended June 30, 2007:
External customers revenue	$222,892		$10,289	$233,181
Loss from operations	$(4,226)		$(495)	$(4,721)
Goodwill	$26,442	$	−	$26,442
Total assets	$178,483		$5,803	$184,286
Capital expenditures	$4,269		$1,570	$5,839
Depreciation and amortization expense	$6,576		$1,015	$7,591

Revenues from external customers by geographic region, based on location of the end-customer, and by product group are as follows for the years ended June 30, 2007 and 2006 (in thousands):

	United States	Foreign	Total

Year ended June 30, 2006:
Capital equipment	$113,501	$52,705	$166,206
Service, spare parts, supplies and accessories	35,556	18,865	54,421
Total revenue	$149,057	$71,570	$220,627

Year ended June 30, 2007:
Capital equipment	$99,364	$67,805	$167,169
Service, spare parts, supplies and accessories	36,551	29,461	66,012
Total revenue	$135,915	$97,266	$233,181

For both the years ended June 30, 2007 and 2006, no single country outside of the United States represented more than 10% of total revenue.

The Company’s long-lived assets are distributed as follows (in thousands):

	June 30,
	2007	2006

United States	$34,948	$24,583
United Kingdom	28,149	8,899
Foreign – Other	634	1,862
Total long-lived assets	$63,731	$35,344

SPACELABS HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

14. SUPPLEMENTAL CASH FLOW INFORMATION

The following provides additional information concerning cash flow activities for the years ended June 30 (in thousands):

	2007	2006

Interest paid	$2,295	$1,306
Taxes paid	$552	$1,183
Unrealized gain on marketable securities	$-	$26

Non-cash Investing and Financing Activities:
Goodwill contributed by OSI from share repurchases	$2,368	$-
Sale of Osteometer to OSI in exchange for reduction of OSI Loan	$961	$-
Capital expenditures in payables	$970	$-

15. SUBSEQUENT EVENT

In August 2007, the Company announced that in order to reduce costs and improve profitability, it will close its anesthesia delivery manufacturing facility in the UK during fiscal year 2008 and will transfer the production of those products to its other manufacturing facilities.    No amounts have been accrued in the accompanying consolidated financial statements with respect to this plant closure.